Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 29, 2017, with respect to the consolidated financial statements of Estre Ambiental S.A. (which contains an explanatory paragraph describing conditions that raise substantial doubt about Estre Ambiental S.A.’s ability to continue as a going concern as described in Note 1.2 to the consolidated financial statements), included in the Registration Statement (Form F-1) and related prospectus dated January 19, 2018 of Estre Ambiental, Inc. for the registration of up to 33,099,402 of its ordinary shares.

/s/ ERNST & YOUNG
Auditores Independentes S.S.

São Paulo, Brazil
January 24, 2018